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NEW ENGLAND WATER HEATER CO., INC.
Statements of Income
Periods Ended September 19, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                              Quarter-to-date     Year-to-date
                              ---------------     -----------

Income
     Revenues                         $2.0               $ 6.8
     Gain on sale of assets of New England
       Water Heater Co., Inc.                    3.4               3.4
                                        ----               -----
          Total income                         5.4               10.2
                                        ----               -----

Operating expenses
     Cost of sales                         0.5                    1.7
     Other operation                         0.5                    1.6
     Depreciation                         0.5                    1.6
     Taxes                              2.4                    3.1
                                        ----                    -----
          Total operating expenses               3.9          8.0
                                        ----          -----
Net income                              $1.5          $ 2.2
                                        ====          =====

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